EXHIBIT 21.1

Subsidiaries of the Registrant1

Name of Company	Jurisdiction of Organization

ViralClear Pharmaceuticals, Inc. NeuroClear Technologies, Inc.	Delaware Delaware

1This information is as of March 12, 2021.